EXIDE TECHNOLOGIES
KEY EMPLOYEE INCENTIVE PLAN
ARTICLE I

PURPOSE OF THE PLAN
This plan shall be known as the Exide Technologies Key Employee Incentive Plan (the "Plan") and shall be effective as of the date this Plan is approved by the Bankruptcy Court (as defined below) (the "Effective Date"). The purpose of this Plan is to enable the Company to provide persons of high competence in its employ with an opportunity to receive incentive compensation.
ARTICLE II

DEFINITIONS
For purposes of this Plan, the following capitalized terms shall have the meanings set forth below:
2.1    "Actual Corporate EBITDA" means the Company's actual achievement of Corporate EBITDA measured on the Determination Date, rounded up to the next full million dollar amount.
2.2    "Actual Corporate Cash Flow" means the Company's actual achievement of Corporate Cash Flow measured over the period starting with the Commencement Date and ending with the Determination Date, rounded up to the next full million dollar amount.
2.3    "Award Letter" means the award notice delivered to the Participant.
2.4    "Bankruptcy Court" means the U.S. Bankruptcy Court for the District of Delaware.
2.5    "Board" means the Board of Directors of the Company.
2.6    "Bonus Amount" means the cash amount payable to a Participant under this Plan, which shall be determined by multiplying the Bonus Percentage by the Bonus Eligibility Amount.
2.7    "Bonus Eligibility Amount" means an amount equal to the Participant's base salary multiplied by a percentage, as set forth in the Participant's Award Letter.
2.8    "Bonus Percentage" means the percentage determined in accordance with Section 4.2.
2.9    "Cause" shall mean (i) a Participant's willful and continuous failure to materially perform the duties for which he or she is employed, (ii) a Participant’s willful violation of a material Company policy, (iii) a Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty or other willful misconduct, (iv) a Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company, or (v) an act of dishonesty on the part of the Participant resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company.

2.10    "Chapter 11 Case" means the chapter 11 case filed in the Bankruptcy Court administered under Case No. 13-11482 (KJC).
2.11    "Chapter 11 Plan Effective Date" means the effective date of any chapter 11 plan of reorganization filed by the Company in the Chapter 11 Case that is confirmed by the Bankruptcy Court.
2.12    "Code Section 409A" means Section 409A of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.
2.13    "Commencement Date" means June 1, 2013.
2.14    "Committee" means the Organization and Compensation Committee of the Board or such other committee or Person appointed by the Board for the purpose of administering this Plan.
2.15    "Company" means Exide Technologies, a Delaware corporation, together with its Subsidiaries.
2.16    "Corporate EBITDA" means the trailing twelve month sum (without duplication) of (a) net income; plus (b) to the extent net income has been reduced thereby, (i) all income taxes of the Company and its Restricted Subsidiaries (as defined in the DIP Financing Agreement) paid or accrued in accordance with GAAP for such period other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business, (ii) interest expense, (iii) non-cash charges, (iv) any extraordinary gain (or loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period, (v) any unusual or non-recurring gain (or loss), together with any related provision for taxes on any such unusual or non-recurring gain (or the tax effect of any such unusual or non-recurring loss), realized by the Company or any Restricted Subsidiary during such period, including, without limitation (A) any charges, costs, fees and expenses directly incurred as a result of restructuring activities (including, without limitation, severance cost and facility closures) and discontinued operations (other than such charges, costs, fees and expenses to the extent constituting losses arising from such discontinued operations), (B) non-recurring cost and expenses incurred in connection with cost reduction or environmental compliance initiatives of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $5 million during the term of the Agreement, (C) non-recurring costs and expenses incurred in connection with investments permitted under Section 6.11 of the DIP Financing Agreement, recapitalization or permitted incurrence of indebtedness that are factually supportable, and are expected to have a continuing impact, determined on a basis consistent with Regulation S-X and such adjustments are set forth in a certificate signed by the Company's chief financial officer and one other responsible officer that states (x) the amount of such adjustment or adjustments and (y) that such adjustment or adjustments are based on the reasonable good faith belief of the officers executing such certificate at the time of such execution, (vi) fees, costs, charges, commissions and expenses incurred during such period in connection with the debtor-in-possession financing loan documents, the Chapter 11 Case, the reorganization plan and the transactions contemplated by the foregoing and (vii) noncash losses or charges in respect of foreign exchange currency remeasurements; plus (c) charges related to the various Company incentive plans approved by the Bankruptcy Court, including, but not limited to, this Plan; less (d) any noncash items increasing net income for such period (including, for the avoidance of doubt, noncash gains or credits in respect of foreign exchange currency remeasurements to the extent increasing net income); all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP, measured as of the Determination Date.
2.17    "Corporate Cash Flow" means the cumulative amount of cash receipts for the Company and its Subsidiaries on a consolidated basis less the cumulative amount of cash operating disbursements for the Company and its

Subsidiaries on a consolidated basis except, (i) capital expenditures, (ii) debtor-in-possession financing costs, (iii) interest cash payments, (iv) fees and expenses for all bankruptcy-related professionals, and (v) costs of the Company's debt and trade prior to the Effective Date, measured over the period starting with the Commencement Date and ending with the Determination Date.
2.18    "Determination Date" means the last day of the full month immediately prior to the Trigger Date.
2.19    "DIP Financing Agreement" means that certain Amended and Restated Superpriority Debtor-In-Possession Credit Agreement, originally Dated as of June 9, 2013 and amended and restated as of July 12, 2013, by and among the several banks and other financial institutions or entities from time to time, JPMorgan Chase Bank, N.A, the Company and Exide Global Holding Netherlands C.V.
2.20    "Effective Date" shall have the meaning set forth in Article I hereof.
2.21    "Eligible Employee" means an employee of the Company.
2.22    "Participant" means an Eligible Employee who is selected to participate in this Plan in accordance with Article IV hereof.
2.23    "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
2.24    "Plan" shall have the meaning set forth in Article I hereof.
2.25    "Subsidiary" means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.
2.26    "Threshold Corporate Cash Flow" means the amount set forth on Exhibit A.
2.27    "Threshold Corporate EBITDA" means the amount set forth on Exhibit A.
2.28     "Total Disability" means a disability as determined under procedures established by the Committee for purposes of the Plan and which, to the extent applicable, shall be the date a Participant becomes "disabled" within the meaning of Section 409A of the Code and the regulations issued thereunder.
2.29    "Trigger Date" means the Chapter 11 Plan Effective Date.
ARTICLE III

ADMINISTRATION
3.1    General. This Plan shall be administered by the Committee. Subject to the provisions of this Plan, the Committee shall be authorized to (i) select Participants, (ii) determine the Bonus Eligibility Amount granted to Participants under this Plan, (iii) adjust the terms and conditions applicable to any Bonus Amount, (iv) determine the conditions and restrictions, if any, subject to which payments hereunder will be made, (v) determine whether the conditions and restrictions set forth in the Plan and applicable to any payment have been met, (vi) interpret this Plan, and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out this Plan as it may deem appropriate. Decisions of the Committee on all matters relating to this Plan shall be in the Committee's sole discretion and shall be conclusive and binding upon the Participants, the Company and all other Persons to whom rights to receive payments hereunder have been transferred in accordance with Section 5.1 hereof. The validity, construction, and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. Determinations made by the Committee under this Plan need not be uniform and may be made selectively among eligible individuals under this Plan, whether or not such individuals are similarly situated.
3.2    Plan Expenses. The expenses of this Plan shall be borne by the Company.
3.3    Unfunded Arrangement. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Bonus Amount under this Plan, and rights to the payment of such Bonus Amounts shall be no greater than the rights of the Company's general unsecured creditors. As soon as practicable following the Determination Date but prior to the Trigger Date, the Committee shall certify whether the Threshold Corporate Cash Flow and Threshold Corporate EBITDA goals have been achieved or exceeded.
3.4    Delegation. The Committee may, to the extent permissible by law, delegate any of its authority hereunder to Company officers or such other Persons as authorized by the Bankruptcy Court, as it deems appropriate.
ARTICLE IV

PARTICIPATION, DETERMINATION OF BONUS PERCENTAGE
4.1    Participation. Participation in this Plan shall be limited to those Eligible Employees as determined by the Committee on the Effective Date and any newly hired or promoted Eligible Employee who the Committee determines shall be a Participant in the Plan. In the event a Participant is no longer eligible to participate in the Plan, the Committee may (but shall not be required to) allocate all or a portion of such Participant's Bonus Eligibility Amount to a new Participant or increase the Bonus Eligibility Amount of one or more of the remaining Participants.
4.2    Determination of Bonus Percentage. The Bonus Percentage shall be determined as follows: (i) seventy percent (70%) shall be based on the Company's achievement of the Corporate EBITDA goal and (ii) thirty percent (30%) shall be based on the Company's achievement of the Corporate Cash Flow goal. The Bonus Percentage shall be determined by the Committee on the Determination Date but prior to the Trigger Date based on the Company's Actual Corporate EBITDA and Actual Corporate Cash Flow and in accordance with Exhibit A. No Bonus Amount shall be paid under this Plan, if, as of the Determination Date, the Corporate EBITDA is less than the minimum amount set forth in Section 7.5 of the DIP Financing Agreement.   In the event the Determination Date occurs prior to June 30, 2014, such minimum amount shall be the amount set forth for June 30, 2014.  In the event the Determination Date occurs after September 30, 2014, such minimum amount shall be the amount set forth for September 30, 2014.
4.3    Time and Form of Payment of Bonus Amounts. Subject to the provisions of Sections 4.4 and 4.5 hereof, without further action of the Board, each Participant who is employed by the Company on such Determination Date shall receive such Participant's Bonus Amount on the Trigger Date.

4.4    Service Requirement. Payment of any Bonus Amount to a Participant under this Plan shall be conditioned upon such Participant's continued service with the Company through the Determination Date, except as provided in Article V.
4.5    Trigger Date Requirement. Except as provided in Article V, payment of a Participant's Bonus Amount shall be conditioned upon the occurrence of the Trigger Date and in the event the Trigger Date does not occur, this Plan shall terminate and the Participant shall no have no further rights under this Plan.
ARTICLE V

TERMINATION OF EMPLOYMENT
5.1    Termination of Employment due to Death or Total Disability. In the event of a Participant's termination of employment due to death or Total Disability prior to the Determination Date, such Participant's (or such Participant's estate) Bonus Eligibility Amount shall be equal to the product of (x) the Bonus Eligibility Amount and (y) a fraction (but in no event greater than one), the numerator of which is the number of full or partial months from the Commencement Date until such Participant's termination of employment and the denominator of which is fifteen (15). The Participant's Bonus Amount shall be determined as if the Company achieved both Corporate EBITDA and Corporate Cash Flow goals at target. Such Bonus Amount shall be payable within fifty-three (53) days following such Participant's termination of employment; provided, however, that the Company shall have no obligation to provide such Bonus Amount to Participant or Participant’s estate (as applicable) unless Participant or Participant’s estate (as applicable) (a) executes a full release of claims in a form satisfactory to the Committee within forty-five (45) days following Participant’s last day of employment with the Company and (b) such release becomes effective pursuant to its terms on the eighth (8th) day after Participant or Participant’s estate (as applicable) executes it.
5.2    Termination of Employment due to Job Elimination. In the event a Participant's employment is terminated prior to the Determination Date and the Committee determines that such termination of employment is due to the elimination of such Participant's job, such Participant's Bonus Eligibility Amount shall be equal to the product of (x) the Bonus Eligibility Amount and (y) a fraction (but in no event greater than one), the numerator of which is the number of full or partial months from the Commencement Date until such Participant's termination of employment and the denominator of which is fifteen (15). The Participant's Bonus Amount shall be determined based upon a projected achievement by the Company of the Corporate EBITDA and Corporate Cash Flow goals at the time of the Participant's termination of employment, to be determined by the Committee using reasonable discretion. Such Bonus Amount shall be payable within fifty-three (53) days following such Participant's termination of employment; provided, however, that the Company shall have no obligation to provide such Bonus Amount to Participant unless Participant (a) executes a full release of claims in a form satisfactory to the Committee within forty-five (45) days following Participant’s last day of employment with the Company and (b) such release becomes effective pursuant to its terms on the eighth (8th) day after Participant executes it.
5.3    Leave of Absence. In the event that a Participant takes a "Specified Leave of Absence" (as defined below) at any time from the Commencement Date through the Determination Date, such Participant's Bonus Eligibility Amount shall be equal to the product of (x) the Bonus Eligibility Amount and (y) a fraction, the numerator of which is the number of full or partial months from the Commencement Date until the Determination Date, minus the number of full or partial months Participant was on a Specified Leave of Absence, and the denominator of which is the number of full or partial months from the Commencement Date until the Determination Date. Such Participant's Bonus Amount shall be paid in accordance with Sections 4.2 and 4.3. A "Specified Leave of Absence" shall be any approved or unapproved unpaid leave of absence, other than a leave of absence under the Family and Medical Leave Act.

5.4    Termination of Employment as a Result of Sale. In the event a Participant's employment with the Company is terminated prior to the Determination Date as result of a sale of a portion or substantially all of the Company's assets and such Participant remains employed by the acquirer for a period of ninety (90) days following such sale (unless such Participant's employment with the acquirer is terminated by the acquirer without Cause or due to death or Total Disability), then the Participant's Bonus Eligibility Amount shall remain the same and such Participant's Bonus Amount shall be determined as if the Company achieved both Corporate EBITDA and Corporate Free Cash Flow goals at target. Such Bonus Amount shall be payable by the acquirer on the ninety first (91st) day following such sale (unless the Participant's employment with the acquirer was terminated by the acquirer without Cause or due to death or Total Disability, in which case payment shall be made within fifty-three (53) days following termination of employment); provided, however, that the acquirer shall have no obligation to provide such Bonus Amount to such terminated Participant unless Participant or Participant’s estate (as applicable) (a) executes a full release of claims in a form satisfactory to the Committee within forty-five (45) days following Participant’s last day of employment with the acquirer and (b) such release becomes effective pursuant to its terms on the eighth (8th) day after Participant or Participant’s estate (as applicable) executes it.
5.5    Except as otherwise set forth in this Article V, a Participant shall forfeit all or a portion of his or her Bonus Eligibility Amount not retained pursuant to this Article V and shall not be entitled to the payment of any Bonus Amount hereunder in the event of such Participant's termination of service at any time or for any reason (or no reason), including, but not limited to, the Participant's voluntary resignation or a termination of the Participant's employment by the Company for Cause, prior to the Determination Date.
ARTICLE VI

MISCELLANEOUS
6.1    Nontransferability. No rights to receive payment under this Plan may be transferred other than by will or the laws of descent and distribution. Any transfer or attempted transfer of a right to receive payment under this Plan contrary to this Section 6.1 shall be void to the greatest extent permitted under applicable law. In case of an attempted transfer by a Participant of a right to receive payment pursuant to this Plan contrary to this Section 6.1 hereof, the Committee may in its sole discretion terminate such right.
6.2    Rights of Participants. Nothing in this Plan shall interfere with or limit in any way any right of the Company to terminate any Participant's employment or other service at any time and for any reason (or no reason), nor confer upon any Participant any right to continued service with the Company for any period of time or to any compensation. No service provider of the Company shall have a right to be selected as a Participant. A Participant, who is employed by a non-U.S.-based Subsidiary of the Company, is eligible to participate in the Plan; provided, however, that (i) the Plan is not, directly or indirectly, any part of such Participants' compensation or benefits, or any other term or condition of employment, with respect to such Participant's employment with a non-U.S. based Subsidiary of the Company; (ii) the Plan is between the Company and Participant, and no non-U.S.-based Subsidiary of the Company is a party to the Plan, (iii) no non-U.S.-based Subsidiary of the Company can make any promises with respect to the Plan and (iv) any payment under the Plan is a voluntary benefit provided by the Company and not by any non-U.S.-based Subsidiary of the Company.
6.3    Withholding Taxes. The Company shall be entitled to withhold from any amount due and payable by the Company to any Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable to such Participant under this Plan.

6.4    Severability. Each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.
6.5    Titles and Headings. The headings and titles used in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.
6.6    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee and the Board and the members of management to the extent any authority has been delegated to such member by the Committee or the Board, shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Plan or any rights granted thereunder, and against all amounts paid by them in settlement thereof; provided such settlement is approved by independent legal counsel selected by the Company or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided further that any such Board, Committee or management member shall be entitled to the indemnification rights set forth in this Section 6.6 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board, Committee or management member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board, Committee or management member undertakes to handle and defend it on such Board, Committee or management member's own behalf.
6.7    Amendment, Termination. The Committee, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of Bankruptcy Court approval; provided, however, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any award theretofore granted to such Participant.
6.8    Governing Law; Waiver of a Jury Trial. Except during the period prior to the Chapter 11 Plan Effective Date, during which the Bankruptcy Court shall have exclusive jurisdiction, in relation to any legal action or proceeding arising out of or in connection with this Plan, the validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law. The Company and each Participant shall irrevocably and unconditionally waive all right to trial by jury in any proceeding relating to the Plan or any award made hereunder, or for the recognition and enforcement of any judgment in respect thereof (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any award made hereunder. Except as provided above, by accepting any award made hereunder, the Company and each Participant agree to exclusive jurisdiction in the courts of the State of Delaware to resolve any disputes under this Plan.
6.9    Code Section 409A. The intent of the parties is that payments under this Plan comply with Code Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Code Section 409A until the Participant has incurred a "separation from service" from the Company within the meaning of Code Section 409A. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant's separation from service shall instead be paid on the first business day after the date that is six months following the Participant's separation from service (or, if earlier, the Participant's date of death). The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
6.10    Binding Effect on Successor. This Plan shall be binding upon any successor or assignee of the Company and any such successor or assignee shall be required to perform the Company's obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in the Plan, shall include the Company and any successor or assignee as described above which by reason hereof becomes bound by the terms and conditions of the Plan.

EXHIBIT A

Corporate EBITDA*
Determination Date	Threshold	Target	Max	SuperMax
January 31, 2014	$129,500	$149,596	$169,692	$189,788
February 28, 2014	$129,500	$149,596	$169,692	$189,788
March 31, 2014	$129,500	$149,596	$169,692	$189,788
April 30, 2014	$129,500	$149,596	$169,692	$189,788
May 31, 2014	$129,500	$149,596	$169,692	$189,788
June 30, 2014	$129,500	$149,596	$169,692	$189,788
July 31, 2014	$136,848	$158,197	$179,546	$200,894
August 31, 2014	$144,106	$166,692	$189,277	$211,862
September 30, 2014	$151,315	$175,128	$198,941	$222,754
After September 30, 2014	$151,315	$175,128	$198,941	$222,754

Corporate Cash Flow*
Determination Date	Threshold	Target	Max	SuperMax
January 31, 2014	$57,553	$67,709	$77,865	$88,022
February 28, 2014	$73,889	$86,929	$99,968	$113,007
March 31, 2014	$125,586	$147,749	$169,911	$192,073
April 30, 2014	$103,165	$121,370	$139,576	$157,781
May 31, 2014	$129,613	$152,486	$175,359	$198,232
June 30, 2014	$146,429	$172,269	$198,110	$223,950
July 31, 2014	$138,617	$163,079	$187,541	$212,003
August 31, 2014	$129,485	$152,336	$175,186	$198,036
September 30, 2014	$159,338	$187,457	$215,575	$243,694
After September 30, 2014	$159,338	$187,457	$215,575	$243,694

*    In Thousands of Dollars.

Bonus Percentage (in %)
Less than Threshold	0
Threshold	50
Target	100
Maximum	125
Super Maximum	150

Numbers shall be interpolated on a straight line basis if actual performance falls between measures.